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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:    Investor Relations
            John Eldridge
            (206) 272-6571
            j.eldridge@f5.com

            Public Relations
            Alane Moran
            (206) 272-6850
            a.moran@f5.com

             F5 NETWORKS ANNOUNCES PRICING OF COMMON STOCK OFFERING

SEATTLE, WA -- NOVEMBER 11, 2003 -- F5 Networks, Inc. (NASDAQ: FFIV) today announced that it has priced a common stock offering of 4,500,000 shares at a public offering price of $23.25 per share, which will result in estimated net proceeds to F5 Networks, Inc. of approximately $98.9 million. The offering is expected to close on November 17, 2003, subject to customary closing conditions. The offering was made through an underwriting syndicate led by Citigroup Global Markets Inc., as the sole bookrunner and joint lead manager. Lehman Brothers Inc. acted as a joint lead manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a co-manager. F5 Networks, Inc. has granted the underwriters an option to purchase up to 675,000 additional shares of common stock to cover over-allotments.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering of these securities is made only by means of a prospectus, copies of which may be obtained by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Telephone (718) 765-6732.

ABOUT F5 NETWORKS

F5 Networks, Inc. is a leading provider of Application Traffic Management solutions, enabling enterprises and service providers to optimize any mission-critical application or Web service, providing secure and predictable delivery of application traffic in an unpredictable environment. F5 Networks is headquartered in Seattle, Washington, and has offices throughout North America, Europe, Japan and the Asia Pacific region.

FORWARD LOOKING STATEMENTS
Statements in this press release regarding the gross proceeds of the offering and the expected closing date are "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, primarily that the closing conditions for the offering will not be satisfied and the Company will not receive the gross proceeds of the offering. F5 Networks, Inc. assumes no obligation to update the information in this press release.

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